SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2008

Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2008, the Compensation Committee and the non-employee members of the Board of Directors of Webster Financial Corporation (the “Company”) approved the recommendations made by James C. Smith, Chairman and Chief Executive Officer, and Gerald P. Plush, Senior Executive Vice President, Chief Financial Officer and Chief Risk Officer, that they receive no annual incentive bonus for the year ending December 31, 2008. Messrs. Smith and Plush cited the severe market downturn, the decline in Webster’s net income and the performance of Webster’s stock price as the reasons for making their request.

Also, on December 16, 2008, the non-employee members of the Board of Directors of Webster Financial Corporation approved the Compensation Committee’s recommendation to increase the annual base salary of Mr. Plush from $432,500 to $500,000. The increase for Mr. Plush is in recognition of his additional responsibilities that were announced in June, 2008, when he assumed the responsibilities of the chief risk officer with oversight for both operational and credit risk matters. As a result of this action an executive-level position was eliminated. The change in salary is effective December 16, 2008.

The Company will provide additional information regarding the compensation of the Named Executive Officers in its Proxy Statement for the 2009 Annual Meeting of Shareholders, which will be issued in mid-March.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: December 19, 2008	By:	/s/ Harriet Munrett Wolfe
Harriet Munrett Wolfe
Executive Vice President, General Counsel and Secretary